Exhibit 99

Dear Shareholder:

Enterprise Bancorp, Inc. reported net income for the quarter ended March 31, 2005 of  $1.851 million, compared to $1.715 million for the quarter ended March 31, 2004, an increase of 8%.

The first quarter of 2005 results benefited from an increase in net interest income, which was partially offset by a reduction in non-interest income and an increase in non-interest expenses.  The increase in net interest income was due to growth in interest earning assets and an increase in the net interest margin, due to the recent increases in market interest rates.  Non-interest income declined primarily due to the higher level of gains realized on the sales of investment securities in the prior period, and a reduction in deposit-servicing fee income in 2005, mainly due to higher earnings credit rates paid on business checking accounts.  The increase in non-interest expenses reflects the company’s continued growth and strategic initiatives, including our 2004 branch expansion into the new markets of Andover, MA and Salem, New Hampshire. The 2004 period also reflects a higher provision for loan losses compared to the first quarter of 2005, contributing to the increase in current net income over the prior period.  The higher provision for loan losses in the 2004 period reflects management’s ongoing assessments of the allowance and estimates of the credit risk within the loan portfolio, including the level of charge-offs during the period.  Net charge-offs in the first quarter of 2004 were $407 thousand as compared to net recoveries of $14 thousand in the first quarter of 2005.

Total assets increased 12% over the prior year, amounting to $867.9 million at March 31, 2005.  Total loans increased to $590.6 million at March 31, 2005, up 17% over March 31, 2004 levels.  Deposits totaled $754.2 million, an increase of 10%, versus the prior year.  Total assets under management increased 7% since March 31, 2004, and amounted to $1.268 billion at March 31, 2005.

Enterprise Bank has always been a public company.  As reported to you earlier this year, in recognition of the bank’s growth, and in an effort to improve the liquidity of our stock and increase flexibility for our shareholders to buy and sell shares, Enterprise Bancorp, Inc. was listed (as of February 14, 2005) on the NASDAQ National Market under the stock symbol “EBTC.”  Shareholders are now able to buy and sell shares directly through their broker.  Our NASDAQ listing provides shareholders the benefits of a public marketplace as we continue to grow as a strong, independent community bank.  Listing on a national market is common for banks our size.

The bank continued aggressive customer calling efforts in all markets throughout the first quarter, with special emphasis on the new opportunities created due to the bank’s expansion into the Southern New Hampshire region.  Our Salem office, which opened December 6, 2004, reports impressive growth during its first full quarter in business.  Commercial lenders and branch personnel are very involved in business and community activities in the Salem area, and we have been very encouraged by the warm reception Enterprise Bank has received.

Professional business women have been a target market for our bank. On March 15, 2005, we further positioned Enterprise to be the bank of choice for area business women when Enterprise hosted a seminar “Creating Opportunities” sponsored by Enterprise’s Women in Business CollaborativeSM.  The half-day program attracted a large audience to the Westford Regency Hotel as guests participated in discussions conducted by nationally-recognized experts on topics of interest to business owners and professionals.  Such forums provide an excellent opportunity for Enterprise to showcase its commitment to helping create successful businesses, and opportunities for our customers and prospects.

In March, Marie S. Tucarella joined Enterprise Bank as Vice President of Commercial Lending.  A Salem, New Hampshire resident, Marie is a highly-skilled banking professional who brings over twenty-seven years experience to her new responsibilities.  Marie has a strong customer base in the Merrimack Valley market, where she managed a loan portfolio in excess of $30 million, and will be a great asset to Enterprise as we continue to expand in the Northern Merrimack Valley area.  A graduate of Merrimack College, Marie is a member of the Board of Directors of Northern Essex Community College, and serves on the finance committee of Holy Family Hospital’s Sports for Life program.  Marie can be reached at our Andover office.

At the April 19 meeting of the Board of Directors, it was voted to increase the annual dividend to $0.48 per share, payable on June 24 to shareholders of record as of June 3, 2005.  The 2005 annual dividend represents a 12% increase over the 2004 payout of $0.43 per share.  The majority of shareholders has elected to participate in the bank’s dividend reinvestment plan.  We invite additional shareholders interested in dividend reinvestment to contact Equiserve, our transfer agent, toll free at 1-888-218-4300, prior to June 3 to arrange for dividend reinvestment.  A confirmation of your reinvestment transaction, including the number of additional shares purchased will be sent to all participants on June 24.

We appreciate the positive input we’ve received from shareholders concerning our 2004 annual report.  As a reminder, in preparation for our 2005 annual meeting, proxy materials were recently mailed to all shareholders.  The 2005 annual meeting is scheduled for Tuesday, May 3, 2005 at 4 p.m. at the American Textile History Museum, 491 Dutton Street, Lowell.  Each year, we look forward to this special opportunity to speak with you concerning the bank’s plans for continued growth and profitability.  We hope to see you on May 3.  Thank you for your ongoing support.

Sincerely,

George L. Duncan	Richard W. Main	John P. Clancy, Jr
Chairman/CEO	President/Chief Lending Officer	Executive Vice
President/Chief
Operating Officer

Enterprise Bancorp, Inc. and Subsidiaries

STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2005	2004
INTEREST AND DIVIDEND INCOME
Loans	$8,837	$7,559
Investment securities	1,820	1,724
Total short-term investments	61	14

Total interest and dividend income	10,718	9,297

INTEREST EXPENSE
Deposits	1,672	1,456
Repurchase agreements	7	10
Federal Home Loan Bank borrowings	78	57
Junior subordinated debentures	294	294

Total interest expense	2,051	1,817

NET INTEREST INCOME	8,667	7,480

Provision for loan losses	200	750

Net interest income after provision for loan losses	8,467	6,730

Non-interest income	1,334	1,549
Net gains on sales of investment securities	200	631
Operating expenses	(7,124)	(6,199)

Income before income taxes	2,877	2,711

Income tax expense	1,026	996

NET INCOME	$1,851	$1,715

EARNINGS PER SHARE
Basic earnings per share	$0.50	$0.48

Diluted earnings per share	$0.48	$0.45

Dividend per common share (1)	$—	$—

Basic weighted average common shares outstanding (2)	3,690,797	3,605,344

Diluted weighted average common shares outstanding	3,829,906	3,789,679

(1)  Annual dividends are generally declared in the second quarter of each fiscal year.

(2)  Weighted average common shares outstanding have increased due to the exercise of employee stock options  and reinvestment of dividends from the dividend reinvestment plan.

Enterprise Bancorp, Inc. and Subsidiaries

BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	March 31, 2005	December 31, 2004	March 31, 2004
ASSETS
Cash and due from banks	$32,130	$25,180	$32,147
Total short-term investments	35,146	40,290	38,500
Investment securities at fair value	189,376	187,601	179,320
Loans	590,603	570,459	505,731
Allowance for loan losses	(11,138)	(10,923)	(10,329)
Net loans	579,465	559,536	495,402
Premises and equipment	11,898	11,914	12,218
Intangible assets	6,364	6,397	6,497
Other assets	13,495	17,253	12,041

TOTAL ASSETS	$867,874	$848,171	$776,125

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$754,248	$768,644	$688,500
Repurchase agreements	6,292	1,718	14,505
Federal Home Loan Bank borrowings	29,888	1,933	1,933
Junior subordinated debentures	10,825	10,825	10,825
Other liabilities	4,774	3,367	3,143
Total liabilities	806,027	786,487	718,906

Stockholders’ equity	61,910	60,043	54,282
Net unrealized appreciation (depreciation) on investment securities, net of taxes	(63)	1,641	2,937

Total stockholders’ equity	61,847	61,684	57,219

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$867,874	$848,171	$776,125

Investment assets under management	$364,574	$363,250	$386,661

Loans serviced for others	$35,911	$35,067	$28,064

Total assets under management	$1,268,359	$1,246,488	$1,190,850